UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2015

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2015, Republic Airways Holdings Inc. (the “Company”) entered into employment agreements with Paul Kinstedt, Interim Senior Vice President and Chief Operating Officer, Matthew J. Koscal, Vice President Human Resources, and Ethan J. Blank, Vice President and General Counsel, and an amended and restated employment agreement with Joe Allman, Senior Vice President and Chief Financial Officer. Capitalized terms used herein have the meanings ascribed thereto in the agreements.

Pursuant to the agreements, the terms of Messrs. Allman’s and Koscal’s employment with the Company will continue until November 30, 2018 and the terms of Messrs. Kinstedt’s and Blank’s employment with the Company will continue until November 30, 2017. Under the agreements, the terms of the employment agreements automatically renew for successive one year periods unless either the Company or the executive gives notice to terminate the employment agreement no later than 90 days prior to the end of the then current term of the employment agreement. Messrs. Kinstedt, Allman, Koscal, and Blank are entitled to receive initial base salaries of $240,000, $260,000, $230,000 and $225,000, respectively. In addition to the base salaries, Messrs. Kinstedt, Allman, Koscal, and Blank have an annual cash incentive opportunity target equal to 65%, 75%, 60%, and 60% of their respective base salaries for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 130% of Mr. Kinstedt’s base salary for the year, 150% of Mr. Allman’s base salary for the year, 120% of Mr. Koscal’s base salary for the year, and 120% of Mr. Blank’s base salary for the year. Actual bonuses are determined, in its sole discretion, by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) of the Company based upon certain performance measures which are determined by the Board of Directors. The executives may also be awarded one or more discretionary bonuses based on individual performance or other factors as determined, in its sole discretion, by the Compensation Committee. The executives will also be entitled to receive long-term incentive awards under the Company’s 2007 Equity Incentive Plan, as amended from time to time, such awards to be determined by the Compensation Committee.

Messrs. Kinstedt’s, Allman’s, Koscal’s, and Blank’s agreements provide for severance compensation of two times base salary as in effect at the time of termination of employment and two times bonus paid to the executive for the Company’s last calendar year upon termination by the Company without cause or by the executive for good reason or on account of death or disability.

If any of Mr. Kinstedt, Mr. Allman, Mr. Koscal, or Mr. Blank gives notice to terminate his employment, or the Company gives notice to terminate any such executive’s employment, at the end of the then-current term and an agreement regarding the terms of such executive’s continued employment following the end of the term is not reached, unless otherwise agreed by the Company, such executive would continue to be employed and to provide services to the Company in the same manner as prior to the giving of such notice for an additional period of 90 days following the last day of the term. During this transition period, such executive would be entitled to continue to receive his base salary and to accrue a pro-rata portion of his target bonus and would continue to participate in the Company’s benefit programs.

Upon the earlier of the termination of Mr. Kinstedt’s, Mr. Allman’s, Mr. Koscal’s, or Mr. Blank’s employment following completion of the transition period or the termination of his employment by the Company during the transition period other than for cause, such executive would be entitled to an amount equal to his base salary and a prorated portion of his target bonus for the year in which termination occurs, in each case through the effective date of such termination, together with any bonus related to a prior year that has been fully earned but not paid as of the date of termination. In addition to the severance compensation described above, such executive would be entitled to receive as severance compensation an amount equal to his base salary.

If the Company terminates Mr. Kinstedt’s, Mr. Allman’s, Mr. Koscal’s, or Mr. Blank’s employment for any reason or such executive terminates his employment for any or no reason, then the Company will be obligated to pay to such executive $2,500 each month for 24 months for the cost of health insurance from a source other than the Company for himself, his spouse and his eligible dependents.

If the Company terminates Mr. Kinstedt’s, Mr. Allman’s, Mr. Koscal’s, or Mr. Blank’s employment for any reason or such executive terminates his employment for any or no reason, then the Company will for three years provide such executive with a Universal Air Travel Plan, Inc. card in the amount of $10,000 annually. Such executive will be responsible for any applicable taxes associated with such benefit.

If Mr. Kinstedt’s, Mr. Allman’s, Mr. Koscal’s, or Mr. Blank’s employment is terminated upon his death or disability, by the Company without cause or by such executive for good reason, or as a result of a failure to renew by the term, restricted stock, restricted stock units and all outstanding unvested options to purchase shares of the Company’s common stock, held by such executive on the effective date of termination that would have vested in accordance with their terms prior to the first anniversary of the effective date of the termination of employment would vest immediately following the termination of employment and, with respect to options, remain exercisable for one year thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Joseph P. Allman
Name:    Joseph P. Allman

Title:	Senior Vice President and Chief Financial Officer

Dated: November 27, 2015